SHAREHOLDERS AGREEMENT

THIS AGREEMENT (this “Agreement”) is dated as of August 20, 2008 by and among China New Energy Group Company, a Delaware corporation (the “Company”), Quick Rise Investments Limited, Waterpower Investments Limited and Eternal International Holding Group Limited (each, an “Existing Shareholder” and collectively, the “Existing Shareholders”), and China Hand Fund I, LLC, a Delaware limited liability company (“China Hand”, together with Existing Shareholders, each a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Purchase Agreement.

WHEREAS, the Company entered into a Series A Convertible Preferred Stock Securities Purchase Agreement dated August 8, 2008 with China Hand (the “Purchase Agreement”), pursuant to which the Company will issue 1,672,741 shares of its Series A Convertible Preferred Stock, par value $.001 per share (“Series A Stock”) and warrants to purchase an aggregate of 334,548 shares of the Company’s Common Stock, par value $.001 per share (“Common Stock”) for an aggregate purchase price of $9,000,000 (the transactions contemplated by the Purchase Agreement, the “Financing Transaction”).

WHEREAS, to induce China Hand to invest in the Financing Transaction and as a condition to the Shareholders’ respective obligations to close the Financing Transaction, each Shareholder has agreed not to sell any shares of Common Stock, Series A Stock or any shares of Common Stock issuable upon conversion of the Series A Stock or the exercise of the Warrants, as applicable, that such Shareholder presently owns or may hereafter acquire, except in accordance with the terms and conditions set forth herein (collectively, the “Shares”).

NOW, THEREFORE, in consideration of the covenants and conditions hereinafter contained, the parties hereto agree as follows:

1. Effectiveness of Agreement. This Agreement shall become null and void if the Purchase Agreement is terminated prior to the closing of such agreement. Each Shareholder has independently evaluated the merits of its decision to enter into and deliver this Agreement, and such Shareholder confirms that it has not relied on the advice of the Company or any other person.

2. Beneficial Ownership. Each Shareholder hereby represents and warrants that it does not beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) any Shares, or any economic interest therein or derivative therefrom, other than those Shares specified on its signature page to this Agreement.

3. Restriction on Transfer by Existing Shareholders; Term. Each Existing Shareholder hereby agrees that such Existing Shareholder will not offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise, directly or indirectly (each, a “Transfer”), any of the Shares owned by such Existing Shareholder at any time for the period commencing on the Closing Date and expiring on the date that is twelve (12) months following the Effective Date of the Registration Statement resulting in 100% of all the Registrable Securities (as defined in the Registration Rights Agreement) being registered for resale (the “Effective Date”) (plus one additional day for each Trading Day following the Effective Date of any Registration Statement during which either (1) the Registration Statement is not effective or (2) the prospectus forming a portion of the Registration Statement is not available for the resale of all Registrable Securities (as defined in the Registration Rights Agreement); provided, however, that in no event will such restriction on Transfer continue beyond one year following the date that China Hand is able to sell all of the Shares held by it without restriction pursuant to Rule 144 under the Securities Act (the “Existing Shareholder Restrictive Period”). Notwithstanding the foregoing, the Existing Shareholders shall be permitted to make Transfers to Affiliates (as defined below), so long as any such Affiliate agrees in writing to be bound by the terms of this Agreement to the same extent that the Existing Shareholder is bound.

4. Restriction on Transfer by China Hand; Term. Except as permitted under the Transaction Documents, China Hand hereby agrees that it will not Transfer more than an aggregate of 50% of its Shares (calculated as of the Closing Date) for the period commencing on the Closing Date and expiring on the date that is twelve (12) months following the Closing Date (the “China Hand Restrictive Period”).

5. Tag-Along Rights in Private Transactions.

a. Subject to the restrictions set forth in Sections 3 (with respect to the Existing Shareholders) and 4 (with respect to China Hand) hereof, during the China Hand Restrictive Period, in the event China Hand proposes to make a Tag-Along Sale (as defined below), each Existing Shareholder shall have the right to participate (a "Tag-Along Right") in such sale with respect to such Existing Shareholder’s Shares (on an as converted basis), on a pro rata basis (based on the ratio of the aggregate number of the Shares (on an as converted basis) to be sold by China Hand to the aggregate number of Shares (on an as converted basis) beneficially owned by China Hand immediately prior to such sale) on the same terms on which China Hand sells its Shares. For purpose of clarification and by way of example, if China Hand proposes to make a Tag-Along Sale of 10% of its Shares (on an as converted basis), each Existing Shareholder shall have the right to participate in such Tag-Along Sale with respect to 10% of its Shares (on an as converted basis). As to each Shareholder participating in the Tag Along Sale (including China Hand), the ratio that the number of Shares (on an as converted basis) of such Shareholder to be sold in such Tag-Along Sale bears to the total number of Shares (on an as converted basis) of all Shareholders to be sold in such Tag-Along Transaction is hereafter referred to as “Relative Ratio”.

b. The following terms shall have the meanings set forth below:

i.
"Tag Along Sale" means the sale or disposition, directly or indirectly, by China Hand, in one or more transactions (other than a transfer from China Hand to an Affiliate of China Hand) of any Shares that does not involve registration under the Securities Act by the Company of China Hand’s Shares to be sold in such sale or disposition, if (i) immediately following such sale China Hand would have sold in the aggregate calculated as of the date hereof 50% or more of China Hand’s Shares (as such number may be adjusted for stock splits, dividends paid in Common Stock, reclassifications of the Common Stock, and other similar events), and (ii) the number of China Hand’s Shares proposed to be sold or disposed of in the Tag-Along Sale in the aggregate by China Hand is equal to or greater than 10% of China Hand’s Shares (as such number may be adjusted for stock splits, dividends paid in Common Stock, reclassifications of the Common Stock, and other similar events).

ii.
A person "beneficially owns" any shares of any security with respect to which such person would be a beneficial owner pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

iii.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or a member of such Person's immediate family; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

c. In the case of a Tag-Along Sale, if circumstances occur which give rise to the Tag-Along Right, China Hand shall give written notice to each Existing Shareholder not less than ten (10) days prior to such proposed sale providing a summary of the terms of the proposed sale to the buyer and advising each such Existing Shareholder of its Tag-Along Rights. Each Existing Shareholder may exercise its Tag-Along Right (each, a “Tagging Shareholder” and collectively, the “Tagging Shareholders”) by written notice to China Hand within five (5) days upon receipt of the notice from China Hand stating the number of Shares that it wishes to sell. If the prospective purchaser or purchasers of the shares to be sold in such Tag-Along Sale declines to purchase the aggregate number of shares sought to be sold by China Hand and the Tagging Shareholders, China Hand and the Tagging Shareholders agree to reduce the number of shares of each participating party to be included in such sale on a proportionate basis that preserves the Relative Ratio. If a Tagging Shareholder gives written notice indicating that such Tagging Shareholder wishes to sell shares in the Tag-Along Sale, such Tagging Shareholder shall be obligated to sell that number of shares specified in such Tagging Shareholder's written acceptance notice (as such number may be reduced pursuant to the immediately preceding sentence) for the greatest consideration and upon the best terms by which China Hand is selling to the buyer, such obligation to be conditioned upon and contemporaneous with completion of the transaction of purchase and sale with the buyer.

d. The restrictions on Transfer applicable to the Existing Stockholders shall not apply to Transfers effected pursuant to a Tag-Along Sale.

6. Ownership. During the Existing Shareholder Restrictive Period or the China Hand Restrictive Period, as applicable, each Shareholder shall retain all rights of ownership in the Shares, including, without limitation, voting rights and the right to receive any dividends, if any, that may be declared in respect thereof.

7. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

8. Company and Transfer Agent. The Company is hereby authorized to disclose the existence of this Agreement to its transfer agent. The Company and its transfer agent are hereby authorized to decline to make any transfer of the Common Stock if such transfer would constitute a violation or breach of this Agreement and/or the Purchase Agreement.

9. Third-Party Beneficiaries. Each Shareholder and the Company acknowledge and agree that this Agreement is entered into for the benefit of and is enforceable by the Shareholders and their successors and assigns.

10. Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, four (4) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 4), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to the Company:

China New Energy Group Company
c/o Tianjin Sing Ocean Public Utility Development Co., Ltd.
17th Floor, HongJi Building, JinWei Road
HeBei District, Tianjin, China
People’s Republic of China
Attention: Jia Ji Shang
Tel:     (86 22) 2804 8651
Fax:    (86 22) 2804 8657
Email:  jameswang@etlg.net

with copies (which copies shall not constitute notice to the Issuer) to:

 Thelen Reid Brown Raysman & Steiner LLP
701 8th Street NW
Washington, D.C. 20001
Attn.: Louis A. Bevilacqua, Esq.
Tel. No.: (202) 508-4281
Facsimile: (202) 508-4321
Email: lbevilacqua@thelen.com

If to China Hand:

China Hand Fund I, LLC
558 Lime Rock Road
Lakeville, CT  06039
Attn: Mary Fellows
Tel. No.: 860-435-7000
Fax No.: 860-435-6540
Email: mfellows@kuhnsbrothers.com

with copies (which copies shall not constitute notice to the Issuer) to:

Guzov Ofsink, LLC
600 Madison Ave. 14th Floor
New York, New York 10022
Tel: (212) 371-8008, Extension 102
Fax: (212) 688-7273
Email: dofsink@golawintl.com

If to an Existing Shareholder,

The address set forth below the signature of such Existing Shareholder on the signature page or to such other address as any party may specify by notice given to the other party in accordance with this Section 9.

11. Amendment. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

12. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws which would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted.

14. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN NEW YORK COUNTY OR SUCH DISTRICT, AND AGREES THAT SERVICE OF ANY SUMMONS, COMPLAINT, NOTICE OR OTHER PROCESS RELATING TO SUCH SUIT, ACTION OR OTHER PROCEEDING MAY BE EFFECTED IN THE MANNER PROVIDED IN SECTION 4.

15. Severability. The parties agree that if any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

16. Binding Effect; Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

17. Headings. The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

18. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CHINA NEW ENERGY GROUP COMPANY

By:

/s/ Shang Jiaji
Name: Shang Jiaji
Title: Chief Executive Officer and Chairman of the Board of Directors

THE CHINA HAND FUND I, LLC

By:

/s/ John D. Kuhns
Name: John D. Kuhns
Title: Member-Manager

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Existing Shareholders:

QUICK RISE INVESTMENTS LIMITED

By:	/s/ Jiaji Shang
Name: Jiaji Shang
Title: Executive Director

WATERPOWER INVESTMENTS LIMITED

By:	/s/ Jiaji Shang
Name: Jiaji Shang
Title: Executive Director

ETERNAL INTERNATIONAL HOLDING GROUP LIMITED

By:	/s/ Jiaji Shang
Name: Jiaji Shang
Title: Executive Director